Exhibit 99.1

News Release

Basin Water Names Susan Hegarty Snow to Board of Directors

Financial Executive with Exceptional Experience in High Tech and Water

Treatment Industries

RANCHO CUCAMONGA, CA, May 6, 2008 — Basin Water, Inc. (NASDAQ:BWTR) today announced the appointment of Susan Hegarty Snow to its Board of Directors effective May 6, 2008. Ms. Snow has been appointed as a Class I Director with an initial term expiring in 2010. Ms. Snow was also appointed to serve on the Company’s Audit Committee and Nominating and Governance Committee.

From 2002 to 2007, Ms. Snow served as Chief Financial Officer, Chief Administrative Officer and a Board Director of Maxim Systems, Inc., a company providing mission critical communications, command and control, intelligence, surveillance, target tracking, and satellite programs for the Department of Defense and other organizations. Prior to this, she held Chief Financial Officer positions at Network Insight, LLC and AP Labs, Inc. – both companies that sold, installed and operated computer networks and systems for business and government. Earlier in her career, Ms. Snow served in CFO and executive positions at water systems companies including Desalination Systems, Inc. and Nimbus Water Systems, Inc.

Ms. Snow was awarded a Bachelor’s Degree from the College of Notre Dame, a Master of Music from Boston University and a Master of Science, Accounting from Northeastern University. She was awarded a CPA certificate by the Commonwealth of Massachusetts in 1985. Ms. Snow was named the Director of the Year in 2005 by the Corporate Directors Forum and serves as a Board Director for a number of organizations including PRI, Inc., the San Diego Regional Chamber of Commerce, CONNECT, the Corporate Directors Forum and Athena. She is a member of the University of San Diego Business School Advisory Board.

Scott Katzmann, Chairman of the Board for Basin Water stated, “We are very pleased to have Susan Snow join the Board of Basin Water. As an executive and board director with extensive experience in corporate finance, accounting, corporate governance, strategic planning and mergers and acquisitions, Susan brings a background to Basin Water that is perfectly suited to help guide us through continued growth.”

In connection with Ms. Snow’s appointment, Russell C. Ball will be resigning from the Basin Water Board of Directors. Mr. Ball has served on the Board since February of 2006. “We are very grateful for the dedication and insight Russell Ball provided Basin Water in its transition from a start-up technology company to the service-based growth company we are today,” said Katzmann. “We want to thank him for his service,” he added.

8731 Prestige Court, Rancho Cucamonga, CA 91730   Tel. (909) 481-6800   Fax (909) 481-6801   www.basinwater.com

About Basin Water

Basin Water, Inc. is a provider of reliable, long-term process solutions for a range of clients, which includes designing, building and implementing systems for the treatment of contaminated groundwater, the treatment of wastewater, waste reduction and resource recovery. Basin Water employs treatment technologies including its own proprietary, scalable ion-exchange wellhead treatment system, along with a host of other treatment technologies designed to meet customer needs in an efficient, flexible and cost- effective manner. Additional information may be found on the company’s web site: www.basinwater.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including expectations relating to future revenues and income, the company’s ability to gain new business and control costs, involve risks and uncertainties, as well as assumptions that, if they prove incorrect or never materialize, could cause the results of the company to differ materially from those expressed or implied by such forward-looking statements. Actual results may differ materially from these expectations due to various risks and uncertainties, including: the company’s limited operating history, significant operating losses associated with certain of the company’s contracts, the company’s ability to identify and consummate other acquisition opportunities that improve the company’s revenues and profitability, significant fluctuations in its revenues from period to period, its ability to effectively manage its growth, the success of the company’s strategic partners, its long sales cycles, market acceptance of its technology, the geographic concentration of its operations and customers, its ability to meet customer demands and compete technologically, the company’s ability to protect its intellectual property, regulatory approvals of the company’s systems, changes in governmental regulation that may affect the water industry, particularly with respect to environmental laws, the company’s ability to attract and retain qualified personnel and management members, the company’s ability to manage its capital to meet future liquidity needs, changes in the board of directors and the timing of the company’s stock repurchases, if any. More detailed information about these risks and uncertainties are contained in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2007 and subsequent Quarterly Reports on Form 10-Q. The company assumes no obligation to update these forward-looking statements to reflect any change in future events.

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CONTACT:

Basin Water, Inc.

Michael M. Stark

President & Chief Executive Officer

909 481-6800

www.basinwater.com

SOURCE: Basin Water, Inc.

8731 Prestige Court, Rancho Cucamonga, CA 91730   Tel. (909) 481-6800   Fax (909) 481-6801   www.basinwater.com